Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 to be filed on or about June 19, 2009) and related Preliminary Prospectus of Inovio Biomedical Corporation for the registration of 4,788,100 shares of its common stock and to the incorporation by reference therein of our report dated March 27, 2009, with respect to the consolidated financial statements of Inovio Biomedical Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
June 15, 2009